EXHIBIT 10.4

[English Translation from Portuguese]

[Note: As of August 2, 2017, Mr. Caetano Ferraiolo’s base compensation is 1,168,800 Brazilian Reais and his annual incentive bonus target is 42% of base]

AGREEMENT FOR THE RENDERING OF ADMINISTRATION SERVICES

PST ELETRÔNICA LTDA., a private company enrolled with the CNPJ/MF n. 84.496.066/0002-95, with head office at Avenida Alan Turing, n. 385, Cidade Universitária, Campinas/SP, herein represented pursuant to its Articles of Association (PST), and

CAETANO ROBERTO FERRAIOLO, holder of the Identity Card (“RG”) n. 16.297.232, Individual Taxpayer Registration Number (“CPF”) n. 101.275.908-38, resident and domiciled at Alameda Americana, 408, L. 01, Q. P, Jardim Paulista, Vinhedo/SP (“CONTRACTED PARTY”)

The parties above described enter this Agreement for the Rendering of Administration Services that will be governed by the following clauses:

CLAUSE FIRST – PURPOSE

The CONTRACTED PARTY shall carry out the functions of Director of Operations (COO) as from his appointment by PST, pursuant to Article 1.061 and following articles of the Brazilian Civil Code and in accordance with what is set forth in the Articles of Association, without any subordination to the quotaholders.

CLAUSE SECOND – TERM

The beginning of activities shall take place as of the appointment described in the preceding Clause and shall be in force for an indeterminate period of time until the PST quotaholders deliberate on his destitution from the office or that the CONTRACTED PARTY exercise his right of resignation, pursuant to article 1.063 of the Civil Code.

CLAUSE THIRD – COMPENSATION

The CONTRACTED PARTY shall be entitled to a monthly prolabore equivalent to R$ 81.166, 16 (eighty one thousand, one hundred sixty six Reais, sixty-seven centavos), to be deposited by the 5th day of each subsequent month to the month of the rendering of the services, for a total of R$ 974.000,00 (nine hundred seventy four thousand Reais) per annum.

The CONTRACTED PARTY shall receive a bonus in the amount of R$ 306.555,00 (three hundred and six thousand, five hundred fifty five Reais) that will be paid in two installments, the first instalment by March 30 and the second installment by June 30, 2016.

All and any taxes and social contributions shall be paid by the parties pursuant to applicable legislation.

CLAUSE FOURTH – BENEFITS

PST shall supply to the CONTRACTED PARTY, during the term of the rendering of services, medical insurance, life insurance and an automotive vehicle at officers’ standard.

The CONTRACTED PARTY shall be reimbursed for reasonable expenses that he will actually incur exclusively in discharging his obligations under this agreement, pursuant to policies in place in the organization, including gas and toll fees.

CLAUSE FIFTH – VACATION

Will be entitled to thirty (30) day vacation per annum, to be taken in a period previously agreed with the Presidency of the company. In this period, he will be entitled to receive the pro labore. In the event he does not elect to take the thirty (30) day vacation in a certain year, he will not have the right to any set off.

Vacations not taken during the year shall not accumulate and may not be taken in the subsequent year.

CLAUSE SIXTH – OBLIGATIONS OF THE CONTRACTED PARTY

To respect the company purpose and the limits set forth in the Articles of Association. Not carry out or be involved, directly or indirectly, in any activities that exceed the attributions conferred upon him by the Articles of Association.

To act at all times in conformity with legal requirements, ethically and with discipline, aimed at the well-being of PST and of his collaborators.

During the term of this agreement, the CONTRATED PARTY shall dedicated himself exclusively to the purposes defined for the carrying out of his functions, avoiding activities that may create competition or conflict of interests.

CLAUSE SEVENTH – CONFIDENTIAL INFORMATION AND COMMERCIAL SECRETS

The CONTRACTED PARTY shall abstain from using, disclosing, revealing, and supplying or in any other form, make available, directly or indirectly, to third parties, any privileged or confidential information, including, among others, the projects, action plans, prices, client lists, market practices, work materials, products, correspondence, memoranda, notes or other information (collectively called the “Confidential Information”) of PST and of the other Companies of the Group to which he will have access by virtue of this Agreement.

CLAUSE EIGHTH – NON COMPETITION

The CONTRACTED PARTY agrees and undertakes, during the term of this Agreement, in not participate, in the Brazilian territory or outside, directly or indirectly, in any activity, development or undertaking, nor to have any financial interest, or provide help or assistance to any individual or company that handles any activity dedicated, directly or indirectly, for his own benefit of third parties, in the management, development, operation, hiring and/or consulting in Competitive Activities.

For purposes of this Agreement, “Competitive Activities” shall mean services of:

1-	Manufacturing and commercialization of electro-electronic and mechanical products for purposes of monitoring security electronic systems (automotive and residential);

2-	Rendering of services of telecommunications under the type “specialized limited service” through the utilization of satellites and for the purpose of the rendering of monitoring services, tracking and remote actions to automotive vehicles.

The commitment undertaken in this Clause shall last for twenty four (24) months from the (date of the) eventual termination of the agreement.

CLAUSE NINE – USE OF SOFTWARE/TOOLING AND COMMUNICATIONS

The CONTRACTED PARTY agrees to use all and any tool that will be made available to him solely for professional purposes. He should take care and inform PST in the event of any deterioration, loss or theft.

The CONTRACTED PARTY acknowledges and accepts that PST shall reserve itself the right of access to its equipment, account and files of corporate e-mails during the entire term of the Agreement and subsequently.

CLAUSE TEN – FINAL PROVISIONS

The terms and conditions of this Agreement replace any agreements or understandings previously held between the PARTIES.

This Agreement, including any matters not dealt with herein, shall be governed by the Brazilian Civil Legislation currently in force.

The PARTIES elect the courts of Campinas for the resolution of any questions relative to this instrument.

And being just and agreed, they sign this Agreement in two (2) copies together with the two witnesses.

Campinas December 14, 2015.

PST ELETRÔNICA LTDA.

/s/ Sergio Leite

CAETANO ROBERTO FERRAIOLO

/s/ Caetano Roberto Ferraiolo

Witnesses:

1-

Name:
RG:

2-

Name:
RG: